Exhibit 99.1

	Contact:	Greg Eden
FOR IMMEDIATE RELEASE		508-293-7195
eden_greg@emc.com

EMC REPORTS FOURTH QUARTER, FULL YEAR RESULTS

Broadened Software Portfolio, Market-Leading Mid-tier Systems Drive

Sixth Consecutive Quarter of Double-Digit Revenue Growth

HOPKINTON, Mass. – January 25, 2005 – EMC Corporation (NYSE:EMC) today reported strong fourth-quarter and full fiscal year financial results for 2004. EMC’s sixth consecutive quarter of double-digit year-over-year revenue growth was driven by robust customer demand for its expanded software portfolio, tiered networked storage systems and professional services.

Total consolidated revenue for EMC’s fourth quarter was $2.36 billion, 27% higher than the $1.86 billion reported for the fourth quarter of 2003. Net income for the quarter grew 46% to $321 million or $.13 per diluted share, compared with $220 million or $.09 per diluted share reported for the fourth quarter of 2003.

Total consolidated revenue for EMC’s full 2004 fiscal year was $8.23 billion, 32% higher than the $6.24 billion reported for the full 2003 fiscal year. Net income for the full 2004 fiscal year grew 76% to $871 million or $.36 per diluted share, compared with $496 million or $.22 per diluted share reported for the full 2003 fiscal year.

Joe Tucci, EMC’s President and CEO, said, “EMC had a strong finish to a solid 2004. Customers rewarded our focus on information lifecycle management (ILM) with a sixth consecutive quarter of double-digit revenue growth. Our people, products and partners continue to define what is required to be the best-of-breed provider of systems, software, services and integrated solutions for comprehensive information storage and management.”

“2004 was an exceptional year for EMC,” continued Tucci. “We extended our market and technology position across all of our major segments and geographies, while significantly advancing our ILM and VMware’s virtual infrastructure strategies. In 2005, we intend to further expand our share of an expected $51 billion market opportunity by accelerating our pace of innovation, driving additional value from our acquired companies, expanding our channel partner network and increasing our focus on overall customer satisfaction.”

Core EMC revenue in the fourth quarter of 2004, which excludes revenue related to EMC’s Dantz, Documentum, Legato and VMware acquisitions, grew 19% compared with the fourth quarter of 2003. All of EMC’s major geographies recorded double-digit revenue growth, with consolidated international revenue increasing 26% during the quarter.

Bill Teuber, EMC’s Executive Vice President and Chief Financial Officer, said, “For the second consecutive year we exceeded every major financial goal that we set in January. Moving our operating margins up into the mid-teens has been a focus for some time, and we finished the fourth quarter in that range. Cash and investments grew by more than $400 million during the quarter, while we continued to leverage our financial strength by buying back $128 million in company stock and acquiring Dantz Development Corporation. The strength of our balance sheet will continue to provide us with solid financial footing for our growth plans moving forward.”

Fourth Quarter Highlights

Systems revenue grew 15% compared with the year-ago quarter, with every product category showing year-over-year growth. Growth in EMC Symmetrix networked storage systems revenue confirmed that EMC continued its high-end market share gains in the fourth quarter. On a year-over-year basis, EMC CLARiiON networked storage systems revenues grew 46% as small to medium-sized enterprises embraced CLARiiON’s unique blend of functionality and affordability. The new EMC CLARiiON Disk Library (CDL) products were notably strong as customers implemented EMC’s backup-to-disk solutions to reduce recovery times. EMC Celerra NAS (networked attached storage) and EMC Centera CAS (content addressed storage) products continued to gain momentum in the marketplace with strong, double-digit year-over-year revenue growth. Centera had a record quarter, growing revenues 48% over the year-ago quarter.

Total software license revenue in the fourth quarter increased 43% compared with the same period a year ago, driven by EMC’s acquisitions of Dantz, Documentum, Legato and VMware, and by a 26% year-over-year increase in EMC’s quarterly core software sales.

The EMC Software Group reported consolidated revenues of $410 million in the fourth quarter, a sequential increase of 17% compared with the third quarter of 2004. Each of the EMC Software Group’s major components had record revenues during the quarter, with double-digit revenue growth across EMC’s core multi-platform, Documentum and Legato software products. The EMC Software Group saw notable product strength during the quarter from its EMC Legato NetWorker software, EMC Documentum Enterprise Content Management Platforms and EMC ControlCenter software family.

VMware, an EMC subsidiary, delivered record quarterly revenues of $71 million in the fourth quarter, an increase of 159% over VMware’s fourth-quarter 2003 results. VMware’s torrid growth was led by strong customer demand for its enterprise products, including VMware ESX Server and VMware Virtual Center.

EMC services revenue grew 35% compared with the year-ago fourth quarter. The increase was due to the impact of EMC’s software acquisitions, growing software maintenance revenues and customer demand for assistance in implementing information lifecycle management.

“We believe our broadened product portfolio delivered share gains across each of our business lines in the fourth quarter,” Tucci said. “Growth among our platforms was driven by our mid-tier systems and supported by our market-leading high-end EMC Symmetrix family, which recorded its highest quarterly revenue in more than two years. Our recent acquisitions continued to have momentum in the market. Solutions from Legato and Documentum each delivered in excess of $100 million in quarterly revenues for the first time, and VMware maintained its triple-digit revenue growth for the fourth consecutive quarter as an EMC subsidiary.”

2004 Highlights

EMC’s revenue growth was strong across all major business lines in 2004. EMC’s systems business, which grew revenues 17%, benefited from Symmetrix’s year-long high-end share gains and CLARiiON’s record performance, which completely changed the dynamics of the mid-tier market in 2004.

Total software revenues, including license and maintenance revenues, grew to $2.98 billion and accounted for more than a third of total revenues in 2004, due in part to the outstanding performance of EMC’s recent software acquisitions. VMware alone nearly tripled its revenues in 2004, cementing its position as the fastest-growing software concern of its size.

Services revenues grew 44% in 2004, due to increased customer demand for professional service implementations and increased software maintenance revenues.

Consolidated international revenues grew 39% in 2004, driven by double-digit revenue growth in Europe, Asia and Latin America. International revenue represented 42% of EMC’s total 2004 revenues, compared with 40% in 2003.

Business Outlook

The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially. These statements do not include the impact of expensing stock options under the Financial Accounting Standards Board’s Statement 123R (FAS 123R), which will be effective for fiscal quarters after June 15, 20051, or the potential impact of any mergers, acquisitions, divestitures or business combinations that may be announced after the date hereof. These statements supersede all prior statements regarding Business Outlook set forth in prior EMC news releases.

First quarter of 2005

•	Consolidated revenues for the first quarter of 2005 are expected to be approximately $2.23 billion to $2.25 billion.

•	Diluted earnings per share for the first quarter of 2005 should be $.10 to $.11.

Full-year 2005

•	Consolidated revenues for 2005 are expected to grow at approximately twice the rate of the market, which is estimated to grow around 7%-8%. The positive impact of the SMARTS acquisition, which is expected to close during the first quarter, will be additive to EMC’s 2005 growth rate.

•	The gross margin percentage should be around 52% for the year, with some natural ebb and flow between quarters due to EMC’s continued investments in certain geographies, competitive pressures and costs in supply chain.

•	Operating expenses (which include selling, general and administrative expenses and research and development expenses) as a percentage of revenue, should be in the 35.5% to 37.0% range for 2005.

•	Operating income as a percentage of revenue should reach the high teens by the fourth quarter of 2005.

•	The income tax rate as a percentage of pre-tax income is expected to be approximately 28% for 2005.

•	Diluted earnings per share for 2005 should be $.47 to $.51.

About EMC

EMC Corporation (NYSE: EMC) is the world leader in products, services and solutions for information storage and management that help organizations extract the maximum value from their information, at the lowest total cost, across every point in the information lifecycle. Information about EMC’s products and services can be found at www.EMC.com.

[1]	As a result of excluding stock option expense, certain numbers presented in our Business Outlook may constitute non-GAAP financial measures. EMC is unable to provide a quantitative reconciliation of such forward-looking measures to GAAP because EMC is currently in the process of assessing its implementation of FAS 123R and, therefore, the amount of stock option expense is unknown at this time. However, expensing of stock options would increase expenses, including cost of product sales, cost of services, research and development expenses and selling, general and administrative expenses, would decrease gross margins, operating income, net income and diluted earnings per share, and would affect the income tax rate.

EMC, Dantz, Documentum, Legato and VMware are registered trademarks, and EMC Symmetrix, EMC CLARiiON, EMC Centera and EMC Celerra are trademarks of EMC Corporation. All other trademarks are the property of their respective owners.

This release contains “forward-looking statements” as defined under the Federal Securities Laws. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including but not limited to: (i) adverse changes in general economic or market conditions; (ii)

delays or reductions in information technology spending; (iii) risks associated with acquisitions and investments, including the challenges and costs of integration, restructuring and achieving anticipated synergies; (iv) competitive factors, including but not limited to pricing pressures and new product introductions; (v) the relative and varying rates of product price and component cost declines and the volume and mixture of product and services revenues; (vi) component and product quality and availability; (vii) the transition to new products, the uncertainty of customer acceptance of new product offerings and rapid technological and market change; (viii) insufficient, excess or obsolete inventory; (ix) war or acts of terrorism; (x) the ability to attract and retain highly qualified employees; (xi) fluctuating currency exchange rates; and (xii) other one-time events and other important factors disclosed previously and from time to time in EMC’s filings with the U.S. Securities and Exchange Commission. EMC disclaims any obligation to update any such forward-looking statements after the date of this release.

EMC CORPORATION

Consolidated Income Statements

(in thousands, except per share amounts)

Unaudited

	Three Months Ended		Twelve Months Ended
	December 31, 2004	December 31, 2003	December 31, 2004	December 31, 2003
Revenues:
Product sales	$1,733,828	$1,401,854	$6,055,121	$4,723,554
Services	623,968	460,656	2,174,367	1,513,254

	2,357,796	1,862,510	8,229,488	6,236,808
Cost and expenses:
Cost of product sales	849,584	731,502	3,040,560	2,664,162
Cost of services	272,400	205,970	974,321	730,588
Research and development	222,488	188,410	847,899	718,470
Selling, general and administrative	625,731	488,187	2,266,665	1,656,164
Restructuring and other special charges	23,362	40,482	56,050	66,267

Operating income	364,231	207,959	1,043,993	401,157

Investment income	41,316	38,007	156,726	187,803
Interest expense	(1,941)	(319)	(7,516)	(3,030)
Other expense, net	(653)	(5,081)	(8,173)	(14,907)

Income before taxes	402,953	240,566	1,185,030	571,023
Income tax provision	82,408	20,469	313,841	74,915

Net income	$320,545	$220,097	$871,189	$496,108

Net income per weighted average share, basic	$0.13	$0.10	$0.36	$0.22

Net income per weighted average share, diluted	$0.13	$0.09	$0.36	$0.22

Weighted average shares, basic	2,393,045	2,285,795	2,402,198	2,211,544

Weighted average shares, diluted	2,446,431	2,325,593	2,450,570	2,237,656

As a % of total revenue:
Gross margin	52.4%	49.7%	51.2%	45.6%
Selling, general and administrative	26.5%	26.2%	27.5%	26.6%
Research and development	9.4%	10.1%	10.3%	11.5%
Operating income	15.4%	11.2%	12.7%	6.4%
Net income	13.6%	11.8%	10.6%	8.0%

EMC CORPORATION

Consolidated Balance Sheets

(in thousands, except per share amounts)

Unaudited

	December 31, 2004	December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$1,750,478	$1,869,426
Short-term investments	963,051	928,248
Accounts and notes receivable, less allowance for doubtful accounts of $39,901 and $39,482	1,162,387	952,421
Inventories	514,065	514,015
Deferred income taxes	289,810	271,746
Other current assets	151,135	151,448

Total current assets	4,830,926	4,687,304
Long-term investments	4,727,237	4,109,911
Property, plant and equipment, net	1,571,810	1,610,182
Intangible assets, net	499,478	475,295
Other assets, net	509,041	426,472
Goodwill, net	3,284,414	2,711,677
Deferred income taxes	—	72,019

Total assets	$15,422,906	$14,092,860

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable and current portion of long-term obligations	$183	$7,104
Accounts payable	522,587	414,251
Accrued expenses	1,090,666	1,009,696
Income taxes payable	404,772	436,434
Deferred revenue	930,492	679,044

Total current liabilities	2,948,700	2,546,529
Deferred revenue	570,995	451,296
Deferred income taxes	141,600	—
Long-term convertible debt	128,456	129,966
Other liabilities	109,868	80,348

Commitments and contingencies
Stockholders’ equity:
Series preferred stock, par value $.01; authorized 25,000 shares, none outstanding	—	—
Common stock, par value $.01; authorized 6,000,000 shares; issued 2,404,969 and 2,476,821 shares	24,050	24,768
Additional paid-in capital	6,221,099	6,894,823
Deferred compensation	(124,286)	(94,068)
Retained earnings	5,437,346	4,566,157
Accumulated other comprehensive income (loss)	(34,922)	2,197
Treasury stock, at cost; 0 and 62,082 shares	—	(509,156)

Total stockholders’ equity	11,523,287	10,884,721

Total liabilities and stockholders’ equity	$15,422,906	$14,092,860

As of July 1, 2004, Massachusetts corporations are required to report treasury stock as unissued shares. As such, 108,639 re-acquired shares with a cost of $1,054,874 have been reclassified to common stock and additional paid-in capital.

EMC CORPORATION

Consolidated Statements of Cash Flows

(in thousands)

Unaudited

	For the Twelve Months Ended
	December 31, 2004	December 31, 2003
Cash flows from operating activities:
Net income	$871,189	$496,108
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	616,357	520,698
Non-cash restructuring and other special charges	19,291	45,969
Amortization of deferred compensation	59,715	13,725
Provision for doubtful accounts	10,067	1,761
Deferred income taxes, net	241,591	(19,068)
Tax benefit from stock options exercised	46,302	10,515
Other	(2,143)	9,256
Changes in assets and liabilities, net of acquisitions:
Accounts and notes receivable	(208,595)	42,398
Inventories	21,084	(46,342)
Other assets	(20,554)	(25,760)
Accounts payable	108,827	(32,170)
Accrued expenses	75,346	(44,786)
Income taxes payable	(58,612)	230,156
Deferred revenue	298,407	412,818
Other liabilities	24,023	(94,048)

Net cash provided by operating activities	2,102,295	1,521,230

Cash flows from investing activities:
Additions to property, plant and equipment	(371,449)	(368,545)
Capitalized software development costs	(166,347)	(113,427)
Purchases of short and long-term available for sale securities	(6,783,584)	(6,430,482)
Sales of short and long-term available for sale securities	5,999,053	5,032,720
Maturities of short and long-term available for sale securities	83,660	304,408
Business acquisitions, net of cash acquired (used)	(590,410)	323,930
Other	(78,398)	(61,801)

Net cash used in investing activities	(1,907,475)	(1,313,197)

Cash flows from financing activities:
Issuance of common stock	229,951	112,592
Repurchase of common stock	(545,718)	(126,975)
Payment of long-term and short-term obligations	(8,196)	(30,406)
Proceeds from long-term and short-term obligations	140	4,736

Net cash used in financing activities	(323,823)	(40,053)

Effect of exchange rate changes on cash	10,055	14,848

Net (decrease) increase in cash and cash equivalents	(118,948)	182,828
Cash and cash equivalents at beginning of period	1,869,426	1,686,598

Cash and cash equivalents at end of period	$1,750,478	$1,869,426

EMC Corporation

Supplemental Financial Data

Revenue Analysis

(in thousands)

Unaudited

Revenue Components

	Q1 2003	Q2 2003	Q3 2003	Q4 2003	YTD 2003	Q1 2004	Q2 2004	Q3 2004	Q4 2004	YTD 2004
Revenues
Systems	$752,387	$803,814	$801,075	$957,411	$3,314,687	$894,956	$930,230	$948,938	$1,096,882	$3,871,006
Software	298,591	321,249	344,584	444,443	1,408,867	483,640	525,549	537,980	636,946	2,184,115
Services	306,025	328,370	341,113	438,235	1,413,743	473,155	498,449	527,658	611,479	2,110,741
	1,357,003	1,453,433	1,486,772	1,840,089	6,137,297	1,851,751	1,954,228	2,014,576	2,345,307	8,165,862
Other Businesses	27,148	25,867	24,075	22,421	99,511	19,878	16,956	14,303	12,489	63,626

Total Consolidated Revenues	$1,384,151	$1,479,300	$1,510,847	$1,862,510	$6,236,808	$1,871,629	$1,971,184	$2,028,879	$2,357,796	$8,229,488

Percentage impact to EMC revenue growth rate due to changes in exchange rates from the prior year	2.5%	3.1%	2.9%	5.1%	3.7%	5.9%	3.9%	3.1%	2.5%	3.7%

EMC Corporation

Supplemental Financial Data

Revenue Analysis

(in thousands)

Unaudited

Supplemental Revenue Data

	Q1 2003	Q2 2003	Q3 2003	Q4 2003	YTD 2003	Q1 2004	Q2 2004	Q3 2004	Q4 2004	YTD 2004
Symmetrix Hardware and Software Revenue (a)	$574,944	$618,297	$624,847	$732,371	$2,550,459	$671,838	$650,181	$646,292	$755,342	$2,723,653
CLARiiON Hardware and Software Revenue (a)	217,896	228,324	227,595	269,572	943,387	284,615	326,086	354,563	392,841	1,358,105
Connectivity Revenue (b)	130,290	136,578	136,637	161,478	564,983	143,516	164,326	169,105	191,917	668,864
EMC-only Platform Software Revenue (c)	199,791	211,461	228,994	251,452	891,698	251,135	263,168	275,851	318,719	1,108,873
Multi-Platform Software Revenue: (d)	98,800	109,788	115,590	192,991	517,169	232,505	262,381	262,129	318,227	1,075,242

EMC				$127,693		$125,316	$147,941	$132,117	$159,826	$565,200
Legato				40,409		36,849	41,719	41,999	50,291	170,858
Documentum				24,889		37,188	33,890	38,267	48,562	157,907
VMware				—		33,152	38,831	49,746	56,580	178,309
Other				—		—	—	—	2,968	2,968

Total Multi-Platform Software Revenue				$192,991		$232,505	$262,381	$262,129	$318,227	$1,075,242

Software Maintenance Revenue				$138,508		$176,102	$189,947	$207,257	$225,409	$798,715

EMC Software Group Revenue (e)								$350,883	$410,171

Total Software License and Maintenance Revenue				$582,951		$659,742	$715,496	$745,237	$862,355	$2,982,830

Legato Software and Services Revenue				$77,299		$83,001	$86,305	$90,889	$103,160	$363,355

Documentum Software and Services Revenue				$30,731		$81,000	$77,961	$85,857	$100,394	$345,212

VMware Software and Services Revenue						$39,294	$47,198	$60,620	$71,065	$218,177

(a)	Includes hardware, hardware upgrades and platform software.
(b)	Includes Connectrix fibre channel switch/director revenues and Celerra file server revenue, exclusive of disk revenue.
(c)	Includes software products whose operation requires the EMC platform operating environments.
(d)	Includes software products whose operation does not require the EMC platform operating environments.
(e)	Includes multi-platform software license and maintenance revenue, Legato software and services revenue, Documentum software and services revenue and Dantz software and services revenue.

EMC CORPORATION

Supplemental Schedule of Earnings Adjusted to Expense Stock Options

(in thousands, except per share amounts)

Unaudited

	Three Months Ended		Twelve Months Ended
	December 31, 2004	December 31, 2003	December 31, 2004	December 31, 2003
Net income	$320,545	$220,097	$871,189	$496,108
Stock option expense	(92,195)	(94,273)	(363,320)	(373,019)

Adjusted net income	$228,350	$125,824	$507,869	$123,089

Net income per weighted average share, basic - as reported	$0.13	$0.10	$0.36	$0.22

Net income per weighted average share, diluted - as reported	$0.13	$0.09	$0.36	$0.22

Adjusted net income per weighted average share, basic	$0.10	$0.06	$0.21	$0.06

Adjusted net income per weighted average share, diluted	$0.09	$0.05	$0.21	$0.06